                                                                      EXHIBIT 12



RATIO OF EARNINGS TO FIXED CHARGE:

                                                                   THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                     MARCH 31, 1997       MARCH 31, 1996
                                                                   ------------------   -------------------

         Income (Loss) before provision for income taxes                     $  825              $  (187)
           Add fixed charges
             Interest costs including amortization of debt
             issuance cost                                                      162                   30
                                                                             ------              -------
         Earnings (Loss)                                                     $  987              $  (157)
                                                                             ======              =======
         Fixed Charges
           Interest expense including amortization of debt
            issuance cost                                                       162                   30
           Capitalized interest                                               1,338                  448
                                                                             ------              -------
         Total Fixed Charges                                                  1,500                  478
                                                                             ======              =======
         Ratio of Earnings to Fixed Charges                                     .66                 (.33)

         Deficiency of Earnings to Cover Fixed Charges                       $ (513)             $  (635)

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